NORLAND MEDICAL SYSTEMS INC.
                                  Subsidiaries

Name of Subsidiary                                        State of Incorporation
------------------                                        ----------------------
Norland Corporation                                       Wisconsin
IMRO Medical Systems, Inc.                                Delaware
Dove Medical Systems, Inc.                                Delaware